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                                                                     Exhibit 4.3
                               FORM OF GUARANTEE


     GUARANTEE, dated as of __________, 200__, of AGL Resources Inc., a Georgia corporation (the "Guarantor").

     The Guarantor, for value received, hereby unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee, and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on each such Security, the due and punctual payment of any sinking fund payments and the payment of any additional amounts, each as provided for pursuant to the terms of such Security when and as the same shall become due and payable, in accordance with the terms of such Security and of the Indenture dated ____________, 2000 by and among the Guarantor, AGL Capital Corporation and The Bank of New York, as Trustee (the "Indenture"). In case of the failure of the Company to make any such payment of principal (or premium, if any) or interest, if any, or sinking fund payment or payment of additional amounts, the Guarantor hereby agrees to cause any such payment to be made when and as the same shall become due and payable by acceleration, call for redemption or otherwise, as if such payment were made by the Company.

     The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of such Security or the Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of such Security or by the Trustee with respect to any provisions thereof or of the Indenture, the obtaining of any judgment against the Company or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives the benefits of division and discussion, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Securities and in the Guarantees. The Guarantees are guarantees of payment and not of collection. If the Trustee or the Holder of any Security is required by any court or otherwise to return to the Company or the Guarantor, or any custodian, receiver, liquidator, trustee, sequestrator or other similar official acting in relation to the Company or the Guarantor, any amount paid to the Trustee or such Holder in respect of a Security, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

     The Guarantor shall be subrogated to all rights of the Holders of the Securities of a particular series against the Company in respect of any amounts paid by the Guarantor on account or such Security pursuant to the provisions of the Guarantees or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of (and premium, if any) and interest, if any, on all Securities of such series issued hereunder shall have been paid in full.
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     Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated. This Guarantee shall be governed by and construed in accordance with the law of the State of New York.

                                     AGL RESOURCES INC.


                                     _________________________
                                     By: Donald P. Weinstein
                                     Title: Chief Financial Officer